Exhibit 99, ACCT
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 9, 2023, the Board of Trustees (“Board”) of the EA Series Trust (the “Trust”), including a majority of the Independent Trustees, upon the recommendation and approval of the Audit Committee of the Board, appointed Tait Weller, & Baker LLP (“Tait”) to serve as the Fund’s independent registered public accounting firm for each Fund for the fiscal period ended March 31, 2024. Tait was approved as the auditor for all funds in the Trust. Tait replaces Cohen & Company, Ltd. ("Cohen") in this role. Cohen did not resign and did not decline to stand for re-election.

For the interim period ended June 9, 2023, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make a reference in connection with its opinion to the subject matter of the disagreement.

The registrant requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

For the interim period ended June 9, 2023, neither the Fund, nor anyone on its behalf, consulted with Tait with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Fund’s financial statements, and no written report or oral advice was provided that Tait concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Exhibit 13A4
December 7, 2023
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Morgan Dempsey Large Cap Value ETF
Commission File Number 811-22961

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSRS of : Morgan Dempsey Large Cap Value ETF a series EA Series Trust, dated December 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Cohen & Company Ltd.

Cohen & Company Ltd.